As filed with the Securities Exchange Commission on March 25, 2019

Registration No. 333-225761

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in its Charter)

Ohio	31-0854434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 Fountain Square Plaza

Cincinnati, Ohio 45263

(Address, including zip code, of Registrant’s Principal Executive Offices)

MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan

American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan

MB Financial, Inc. Stock Deferred Compensation Plan

MB Financial, Inc. Non-Stock Deferred Compensation Plan

(Full title of the plans)

Saema Somalya, Esq.

Fifth Third Bancorp

38 Fountain Square Plaza

MD 10909F

Cincinnati, Ohio 45263

(513) 534-4300

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Christopher England, Esq.

Fifth Third Bancorp

38 Fountain Square Plaza

MD 10909F

Cincinnati, Ohio 45263

(513) 534-4300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated file	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common stock, no par value	3,950,000 shares (1)(2)	$24.95	$8,732,500	$1,059.00
Deferred compensation obligations	$30,000,000 (4)	N/A	$30,000,000	$3,636.00

(1)

The number of shares registered reflects the shares of common stock, no par value (the “Common Stock”), of Fifth Third Bancorp (the “Registrant”) issuable under the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan, the American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan and the MB Financial, Inc. Stock Deferred Compensation Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 on Form S-8 also covers such additional shares of Common Stock as may be issued by reason of stock splits, stock dividends or similar transactions.

(3)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the registration fee is calculated based upon the average of the high and low price of the shares of the Registrant’s Common Stock on March 21, 2019. The registration fee payable in respect of 3,600,000 of the shares to be registered was previously paid in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 (Registration No. 333-225761) filed with the Commission on June 21, 2018, as amended by Pre-Effective Amendment No. 1 filed with the Commission on August 2, 2018 (the “Form S-4”). Accordingly, the registration fee for the shares registered under this Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 is calculated with reference to the 350,000 shares of the Registrant’s Common Stock and the $30,000,000 in deferred compensation obligations of the Registrant for which no registration fee has previously been paid.

(4)	Reflects unsecured obligations of Fifth Third Bancorp to pay up to $30,000,000 of deferred compensation in accordance with the terms of the MB Financial, Inc. Non-Stock Deferred Compensation Plan.

EXPLANATORY NOTE

Fifth Third Bancorp (the “Registrant” or “Fifth Third”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-225761) filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2018, as amended by Pre-Effective Amendment No. 1 filed with the Commission on August 2, 2018 (the “Form S-4”), which the Commission declared effective on August 3, 2018, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Registration Statement” or “Post-Effective Amendment”). Of the 3,950,000 shares of the Registrant’s common stock, no par value (“Common Stock”), covered by this Post-Effective Amendment, 3,600,000 were originally registered under the Form S-4, but will now be subject to issuance pursuant to this Post-Effective Amendment.

The Registrant filed the Form S-4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of May 20, 2018 (the “Merger Agreement”), by and among the Registrant, Fifth Third Financial Corporation and MB Financial, Inc. (“MB Financial”). Pursuant to the terms of the Merger Agreement, a newly formed subsidiary of Fifth Third was merged with and into MB Financial effective on March 22, 2019.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (i) each option to purchase shares of MB Financial common stock, par value $0.01 per share (“MB Financial common stock”) under the MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan and the American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan (together, the “Stock Incentive Plans”) that was outstanding and unvested immediately prior to the Effective Time was assumed by Fifth Third and converted into the right to receive an option to purchase shares of Common Stock, with adjustments to the number of shares underlying the option and the per share exercise price of the option, as provided in the Merger Agreement; and (ii) each award granted under the Stock Incentive Plans in respect of shares of MB Financial common stock that are subject to vesting, repurchase or other lapse restriction that was outstanding immediately prior to the Effective Time was assumed by Fifth Third and converted into a Fifth Third award, with an adjustment to the number of shares of Common Stock subject to the award as provided in the Merger Agreement. Also pursuant to the Merger Agreement, at the Effective Time, each share of MB Financial common stock outstanding under the MB Financial, Inc. Stock Deferred Compensation Plan (the “Stock Deferred Compensation Plan”) was deemed cancelled and converted into the right to receive the merger consideration with the payment of such amount otherwise subject to the terms and conditions of such plan, which was assumed by Fifth Third. In addition, pursuant to the Merger Agreement, at the Effective Time, the MB Financial, Inc. Non-Stock Deferred Compensation Plan (the “Non-Stock Deferred Compensation Plan” and, together with the Stock Deferred Compensation Plan, the “Deferred Compensation Plans”) was assumed by Fifth Third.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees in the Stock Incentive Plans and the Deferred Compensation Plans as specified by Rule 428(b)(1) of the Securities Act, as amended. The Registrant is not required to, and is not, filing with the Securities and Exchange Commission (the “Commission”) such document(s), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents that Fifth Third has filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

•	Fifth Third’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	Fifth Third’s Current Reports on Form 8-K filed January 23, 2019, January 25, 2019, March 7 ,2019, March 11, 2019, March 15, 2019, March 18, 2019 and March 22, 2019; and

•

The description of Fifth Third’s Common Stock contained in a registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents subsequently filed (but not furnished) by Fifth Third pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Copies of these documents are not required to be filed with this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following: (a) any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E)(5)(a) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding.

The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of the Registrant.

The code of regulations of the Registrant provides that the Registrant shall indemnify each director and each officer of the Registrant, and each person employed by the Registrant who serves at the written request of the President of the Registrant as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. The Registrant may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law, subject to the limits of applicable federal law and regulation.

The Registrant carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The list of exhibits is set forth under “Exhibit Index” immediately preceding the signature pages hereto and is incorporated by reference herein.

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	MB Financial, Inc. Third Amended and Restated Omnibus Incentive Plan (incorporated herein by reference to Appendix A to MB Financial’s definitive proxy statement filed on April 11, 2014 (File No. 0-24566-01)).

4.2	American Chartered Bancorp, Inc. Amended and Restated 2005 Stock Incentive Plan (incorporated herein by reference to Exhibit 99 to MB Financial’s Post-Effective Amendment No. 1 on Form S-8 to Form S-4 filed on August 26, 2016 (File No. 333-208966)).

4.3	MB Financial, Inc. Stock Deferred Compensation Plan*

4.4	MB Financial, Inc. Non-Stock Deferred Compensation Plan*

5.1	Opinion of Counsel*

23.1	Consent of Counsel (included in Exhibit 5.1)*

23.2	Consent of Deloitte & Touche LLP*

24.1	Power of Attorney**

*	Filed herewith.
**	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on March 25, 2019.

FIFTH THIRD BANCORP

By:	/s/ Greg D. Carmichael
Greg D. Carmichael
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 25, 2019.

Name	Title

/s/ Greg D. Carmichael Greg D. Carmichael	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Tayfun Tuzun Tayfun Tuzun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Mark D. Hazel Mark D. Hazel	Senior Vice President and Controller (Principal Accounting Officer)

* Nicholas K. Akins	Director

Director
B. Evan Bayh III

* Jorge L. Benitez	Director

*	Director
Katherine B. Blackburn

* Emerson L. Brumback	Director

* Jerry W. Burris	Director

C. Bryan Daniels	Director

Thomas H. Harvey	Director

* Gary R. Heminger	Director

* Jewell D. Hoover	Director

*	Director
Eileen A. Mallesch

* Michael B. McCallister	Director

* Marsha C. Williams	Director

*By: /s/ Greg D. Carmichael	Chairman of the Board, President and Chief Executive Officer
Greg D. Carmichael
(As attorney in fact pursuant to a power of attorney already filed)